Exhibit 10.3

Smart for Life, Inc.

990 Biscayne Blvd., Suite 503

Miami, FL 33132

November 28, 2022

RMB INDUSTRIES, INC.

1289 Clint Moore Road

Boca Raton, FL 33487

Attn: Ryan Benson

Mr. Benson:

Reference is made to that certain 5% Secured Subordinated Promissory Note in the principal amount of $125,000 issued by Smart for Life, Inc., a Delaware corporation (the “Company”) to RMB INDUSTRIES, INC. (the “Holder”) on July 29, 2022 (the “Note”). This Note is one of the Buyer Notes III (as defined in the Purchase Agreement) issued pursuant to that certain Securities Purchase Agreement, dated July 29, 2022 (as amended, the “Purchase Agreement”), by and among the Company, Ceautamed Worldwide, LLC and the Sellers (as defined in the Purchase Agreement). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

The Company and the Holder previously agreed informally to extend the Maturity Date and now desire to formally extend the Maturity Date and amend the repayment terms and certain other terms of the Note. Accordingly, the Company and the Holder agree to amend the Note as follows:

a.	Section 1 of the Note in hereby amended and restated in its entirety to read as follows:

“1. Principal Repayment. The outstanding Principal amount of this Note shall be payable in accordance with the payment schedule set forth on Exhibit A to this Note (the “Payment Schedule”), with all of the unpaid Principal and accrued, but unpaid Interest thereon being fully paid on June 1, 2023 (the “Maturity Date”). All payments of Interest and Principal shall be in lawful money of the United States of America. All payments of Interest and Principal in respect of the Buyer Notes III shall be made pro rata among the holders of the Buyer Notes III based on the amounts due and owing under each of the Buyer Notes III.”

b.	Section 2(b) of the Note is hereby amended and restated in its entirety to read as follows:

“(b) Notwithstanding Section 2.2(a) above, during the continuance of any Event of Default (as defined herein), Interest shall accrue on the unpaid Principal at a rate per annum equal to the Interest Rate plus ten percent (10%).”

c.	A new Section 7(l) is hereby added to the Note and shall read as follows:

“If an Event of Default has occurred and is continuing, the Company shall not create any Senior Indebtedness without the consent of holders of a majority in principal amount of the Buyer Notes III.”

The parties hereto agree that the amendments described above are effective retroactively to October 29, 2022. Except as amended as set forth above, the Note shall continue in full force and effect.

In consideration for the amendments described herein, the Company hereby agrees to amend the terms of that certain employment agreement, dated July 29, 2022, between Ryan Benson and the Company’s subsidiary Ceautamed Worldwide, LLC to increase Ryan Benson’s base salary to $250,000 commencing on December 1, 2022 (the “Amendment”). For clarification, the increase in salary contemplated by the Amendment is being paid to Ryan Benson, individually, instead of the Holder, at the Holder’s request and constitutes consideration for the amendments to the Note described herein.

The Company shall pay the attorneys’ fees of the Holder in connection with the amendments to the Note described herein.

By signing below, the parties hereto hereby consent and agree to amend the terms of the Note as set forth above, and the Holder agrees to the Amendment as consideration therefor, as set forth herein.

Very truly yours,

Smart for Life, Inc.

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

AGREED AND ACKNOWLEDGED:

RMB INDUSTRIES, INC.

By:	/s/ Ryan Benson
Name:	Ryan Benson
Title:	President

EXHIBIT A

PAYMENT SCHEDULE

Payment Date	Principal Paid
12/1/2022	$10,416.66
01/1/2023	$10,416.66
02/1/2023	$10,416.67
03/1/2023	$10,416.67
04/1/2023	$10,416.67
05/1/2023	$10,416.67
06/1/2023	$62,500.00

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